FOR IMMEDIATE RELEASE

Robert Forrester	Gina Nugent
EVP, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX PRODUCT CANDIDATE CRX-150 SHOWS ACTIVITY ON DAS28 AND PAIN, BUT NOT CRP

-- CRx-150 Fails to Meet Target Product Profile: Program Discontinued ---- Conference Call Today at 8:30am ET --

Cambridge, MA, June 28, 2007 - CombinatoRx, Incorporated (NASDAQ: CRXX) today announced preliminary results of its randomized, blinded, placebo-controlled clinical trial of CRx-150 in patients with rheumatoid arthritis (RA). The trial compared CRx-150 plus a disease-modifying anti-rheumatic drug (DMARD) to placebo plus DMARD (control) in subjects with active RA. In the preliminary analysis of this trial, CRx-150 demonstrated statistically significant effects on DAS28 and pain, a trend on ACR20 and no effect on CRP.

Measure	Regimen	ITT	PP
		Population	Population

DAS28*	CRx-150	-0.51	-0.73
		(p=0.05)	(p=0.07)

	Placebo	-0.05	-0.11

ACR20	CRx-150	27% (p=0.13)	37% (p=0.08)

	Placebo	11%	13%

CRP*	CRx-150	+0.25mg/L	-0.5mg/L
		(p=0.34)	(p=0.48)

	Placebo	-0.25mg/L	-0.2mg/L

*Data provided are median change from baseline to day 42.

For CRx-150 treated subjects, median baseline pain as measured on a visual analogue scale (VAS), went from 63.0mm to 37.0mm at day 42, with a median change of -11.5mm, whereas placebo went from 64.5mm at baseline to 59.5mm at day 42, with a median change of -2.0mm (p=0.04).

CRx-150 was generally well tolerated. The most common adverse events in the CRx-150-treated group included headache, nausea, and the anti-cholinergic side effects typically associated with tricyclic anti-depressants such as amoxapine.

“While we’re pleased to see that this novel synergistic combination has demonstrated some clinical effect, it does not meet our target product profile and has been discontinued as a development program," commented Alexis Borisy, President and CEO of CombinatoRx. “The level of activity observed with CRx-150 would not be competitive within the CombinatoRx product portfolio or the RA marketplace, as our lead RA product candidate, CRx-102, has demonstrated a much stronger clinical profile to date. We look forward to providing an update on the CombinatoRx pipeline including CRx-102, CRx-191 and CRx-401 among others at our R&D Day event in Cambridge on July 24th. ”

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

About CRx-150

CRx-150 is a novel synergistic cytokine modulator comprised of the antidepressant amoxapine and the cardiovascular drug dipyridamole, neither of which is indicated for the treatment of immuno-inflammatory disease on its own, but which have been shown in both preclinical and human inflammatory biomarker studies to act synergistically to modulate cytokine production.

About the Trial Design

This trial was a multi-center, blinded, randomized study evaluating the effectiveness of CRx-150 plus DMARD therapy compared to placebo plus DMARD in a 2:1 ratio in subjects with RA. The primary endpoint was reduction in CRP levels comparing CRx-150 plus DMARD to placebo plus DMARD from baseline at day 42. Secondary endpoints of the study included DAS28 scores, ACR 20 responses and changes in inflammatory cytokines from baseline to day 42.

64 subjects with established RA and moderate disease activity with > 6 tender and > 5 swollen joints were enrolled in this study. Patients had to be on DMARD therapy (such as methotrexate or sulfasalazine) for at least 3 months and be on a stable dose of DMARD therapy for a minimum of 28 days prior to enrollment. CRx-150 was dosed in this trial using 200mg of dipyridamole and two different doses of amoxapine (50mg titrating to 100mg after the first 2 weeks of treatment).

The Disease Activity Score using 28 joint counts (DAS28) is a composite score used to monitor disease activity in RA patients. The ACR20 score is a standard measure developed by the American College of Rheumatology to rate RA disease improvement. Patients are classified as ACR20 responders if they demonstrate a 20% improvement from baseline in tender and swollen joint count and at least 3 of 5 other symptom related criteria. C-reactive protein (CRP) is an acute phase protein and marker of systemic inflammation. A relationship between inflammatory processes and elevation of CRP has been established in a number of immuno-inflammatory diseases, including RA.

Conference Call Information

CombinatoRx management will host a conference call to discuss these results at 8:30 a.m. ET on Thursday, June 28, 2007. To access the call, please dial 800.591.6930 (domestic) or 617.614.4908 (international) five minutes prior to the start time and provide the pass code 97534941. A replay of the call will be available from 10:30 a.m. ET on June 28, 2007 until July 5, 2007. To access the replay, please dial 888-286-8010(domestic) or 617-801-6888 (international), and provide the passcode 26332727. A live audio webcast of the call will also be available on the "Investors" section of the company's website. An archived webcast will be available on the CombinatoRx website, www.combinatorx.com, approximately two hours after the event and will be archived for 14 days.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com .

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidates, their clinical potential, its plans for clinical and formulation development of its product candidates, its business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of its product candidates, the Company's ability to develop a modified release formulation of CRx-102, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2007 CombinatoRx, Incorporated. All rights reserved.

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245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com